Exhibit 10.17

AMENDMENT NO. 1 TO THE
DIRECTOR INDEXED COMPENSATION BENEFITS AGREEMENT

This Amendment No. 1 to the Director Indexed Compensation Benefits Agreement (hereinafter “Amendment”) is made and entered into effective as of December 29, 2008 by and between HERITAGE BANK OF COMMERCE, a bank organized and existing under the laws of the state of California (hereinafter the “Bark”) and William J. De1 Biaggia Jr., a former Director of the Bank (hereinafter “Director” or “Participant”);

WHEREAS Director Separated From Service during the 409A transition period and the parties have been in operational compliance with Internal Revenue Code Section 409A, it is the parties’ intent to comply with the documentary compliance requirements of Internal Revenue Code Section 409A;

WHEREFORE, the Bank and Director hereby agree to amend the Director Indexed Compensation Benefits Agreement, effective as of June 19, 1997 (“Original Agreement”) as follows;

Paragraph 1.12 of the Original Agreement shall be amended so as to replace the definition of “Retirement” with the following:

As used in this Agreement the term “Retirement” shall be read and interpreted consistent with the terms “separation from service” and “termination”, as such terms are defined in Internal Revenue Code Section 409A and any future notices or guidance related thereto.  As the term applies herein to individuals who are serving on the board of directors, but who are not also acting as employees of the Bank, the term “Separation from Service” shall means the expiration of all contracts or terms of service under which the Director is performing services as a member of the board of directors, and where expiration constitutes a good faith and complete termination of the service relationship.  If an individual provides services both as an employee of a service recipient and a member of the board of directors of a corporate service recipient (or an analogous position with respect to a non-corporate service recipient), the services provided as an employee are not taken into account in determining whether the service provider has a separation from service as a director for purposes of a nonqualified deferred compensation plan in which the service provider participates as a director that is not aggregated with any plan in which the service provider participates as an employee under paragraph (c)(2)(ii) of Code section 409A.

Whereas Director retired pursuant to the provisions relating to Normal Retirement (Paragraph 3.2), then, upon such separation from service, Director became entitled to be paid annual Director Benefit of fifteen thousand dollars ($15,000) per year (in monthly installments on the first day of each month, with a 2% annual increase).  In accordance with the terms of the Original Agreement, payment of this annual amount commenced on the first day of the month following the month in which Director Retired and shall continue until Director’s death.

As Director separated from service pursuant to the Normal Retirement Provisions of this Agreement and during the 409A transition period, all irrelevant provisions shall be deleted.

To the extent that any paragraph, term, or provision of the Original Agreement is not specifically amended herein, or in any other amendment thereto, said paragraph, term, or provision shall remain in full force and effect as set forth in said Original Agreement.  Furthermore, this Agreement shall be administered in compliance with IRC Section 409A and the related rules, regulations and notices.  Any section of this Agreement which violates IRC Section 409A and the related rules, regulations and notices shall be void and without effect.

IN WITNESS WHEREOF, the Director and a duly authorized Bank officer have signed this Agreement as of the written date.

HERITAGE COMMERCE CORPORATION

/s/ Lawrence D. McGovern	Date:	December 29, 2008
By Lawrence D. McGovern
Executive Vice President & CFO

/s/ William J. De1 Biaggia Jr.	Date:	December 29, 2008
Director